BOARD OF PARTNERS

VIVA GAMING & RESORT DE MEXICO, S.A. DE C.V.

I have examined the VIVA GAMING & RESORT DE MEXICO S.A. DE C.V. financial position statement as of December 31st, 2000 and the results corresponding to the annual fiscal year that concluded at that date. The company's management is responsible for such financial statements. The examination was carried out in compliance with the regular auditing standards, and, therefore, I herein include the accounting record proofs and other auditing procedures considered pertinent according to the circumstances.

The financial statements have been prepared in accordance with the accounting practices that are described in disclosure number two, since the inflation effects upon the financial information are not recognized in accordance with Bulletin-10 from the Public Accountants National Institute.

In my opinion and grounded on the examination I carried out and taking into account the above- referenced effect in the foregoing paragraph, the financial statements above-mentioned reasonably present VIVA GAMING & RESORT DE MEXICO, S.A. de C.V. current financial condition as of December 31st, 2000.

(Illegible Signature)
Enrique Perez Colin, PA
Professional License Num. 211756

March 16th, 2001
Mexico City




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